EXHIBIT 99.1

CERTIFICATION PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

The undersigned hereby certifies in his capacity as CEO of Analysts International Corporation (“The Company”) that the Quarterly Report of the Company on Form 10-Q for the period ended March 29, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly represents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

A signed original of this written statement required by Section 906 has been provided to Analysts International and will be retained by Analysts International  and furnished to the Securities and Exchange Commission or its staff upon request.

Dated: May 12, 2003	By:	/s/ Michael J. LaVelle
Michael J. LaVelle President and Chief Executive Officer